CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 14, 2004, except for Note 9, as to which date is April 21, 2004 (Kirkland Knightsbridge Acquisition) and Note 16 as to which date is October 28, 2004 relating to the consolidated statements of operations, comprehensive income, stockholders equity and cash flows of 360 Global Wine company and Subsidiaries (Formerly Knightsbridge Fine Wines, Inc.) which appears in 360 Global Wine Company's Registration Statement on Form SB-2 (Registration No. 333-127239), as amended on December 22, 2005.



/s/ Marks Paneth & Shron LLP
----------------------------
Marks Paneth & Shron LLP
New York, New York
January 9, 2006